      As filed with the Securities and Exchange Commission on September 25, 1996
                 Securities Act File No. 333-10367 Exchange Act File No. 0-18756


================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                              WESTERN WATER COMPANY
             (Exact name of registrant as specified in its charter)

          Delaware                                     33-0085833
(State or other jurisdiction of                     (I.R.S. Employer
 incorporation or organization)                    Identification No.)

                     4660 La Jolla Village Drive, Suite 825
                           San Diego, California 92122
                                 (619) 535-9282
                   (Address, including zip code, and telephone
   number, including area code, of Registrant's principal executive offices)
                           Peter L. Jensen, President
                              Western Water Company
                     4660 La Jolla Village Drive, Suite 825
                           San Diego, California 92122
                                 (619) 535-9282
    (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 With copies to:
                               Istvan Benko, Esq.
                      Troy & Gould Professional Corporation
                       1801 Century Park East, Suite 1600
                          Los Angeles, California 90067
                                 (310) 553-4441

          Approximate date of commencement of proposed sale to public:
     From time to time after this Registration Statement becomes effective.

            If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

            If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check t e following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

            If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                         CALCULATION OF REGISTRATION FEE
=============================================================================================================================
                                                             Proposed Maximum        Proposed Maximum
Title of Each Class of Securities        Amount To Be        Offering Price         Aggregate Offering          Amount of
To Be Registered                         Registered          Per Share(1)                Price(1)           Registration Fee
- -----------------------------------------------------------------------------------------------------------------------------
Common Stock ($.001 par value)....       43,536 shares           $ 19.25               $ 838,068                $ 289(2)
=============================================================================================================================



(1) Estimated pursuant to Rule 457(c), solely for the purpose of calculating the registration fee, based on the average of the high and low sale prices per share of Common Stock, as reported on the Nasdaq National Market, on September 19, 1996.

(2)  Of which $133 was previously paid.


                              --------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS


                              WESTERN WATER COMPANY

                         43,536 SHARES OF COMMON STOCK

            This Prospectus relates to the offer by the securityholder named herein ("Selling Securityholder") for sale from time to time of up to 43,536 shares (the "Shares") of common Stock, $.001 par value (the "Common Stock"), of Western Water Company, a Delaware corporation (the "Company"). The Shares consist of (i) 23,536 outstanding shares of Common Stock and (ii) 20,000 shares of Common Stock issuable upon the exercise of currently outstanding stock purchase options granted under the Company's 1993 Stock Option Plan (the "Options"). The Company will not receive any proceeds from the sale of the Shares offered hereby. Upon the exercise of the Options, the Company will receive $325,640 in the aggregate.

            The Common Stock is quoted on the Nasdaq National Market under the symbol "WWTR." The closing price of the Common Stock reported on the Nasdaq National Market on September 26, 1996 was $____ per share.



            The Selling Securityholders have advised the Company that they may sell, directly or through brokers, all or a portion of the securities offered hereby in negotiated transactions or in one or more transactions in the market at the price prevailing at the time of sale. In connection with such sales, the Selling Securityholders and any participating broker may be deemed to be "underwriters" of the Common Stock within the meaning of the Securities Act of 1933, as amended. It is anticipated that usual and customary brokerage fees will be paid by the Selling Securityholders in all open market transactions. The Company will pay all other expenses of this offering. See "Plan of Distribution."



            The Company has informed the Selling Securityholders that the anti-manipulation provisions of Rules 10b-6 and 10b-7 under the Securities Exchange Act of 1934 may apply to their sales of the shares offered hereby. The Company also has advised the Selling Securityholders of the requirement for delivery of this Prospectus in connection with any sale of the shares offered hereby.


                           --------------------------

             AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES
                  A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON
                      PAGES 5 THROUGH 7 OF THE PROSPECTUS.

                           --------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is September 27, 1996

                              AVAILABLE INFORMATION

            The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 W. Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

            Additional information regarding the Company and the securities offered hereby is contained in the Registration Statement of which this Prospectus is a part, and the exhibits thereto, filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). For further information pertaining to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the office of the Commission at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit or schedule to the Registration Statement. Each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The following documents filed by the Company with the Commission under the Exchange Act are incorporated in this Prospectus by reference: (a) the Company's Annual Report on Form 10-K for the year ended March 31, 1996; (b) the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1996, filed with the Commission on August 14, 1996; (c) all other reports filed with the Commission pursuant to Section 13 and 15(d) of the Exchange Act since August 14, 1996; and (d) the description of the Common Stock set forth in the Company's Registration Statement on Form 8-B under the Exchange Act, including any amendment or report subsequently filed by the Company for the purpose of updating that description. The file number of each of the foregoing documents is 0-18756.

            All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

            The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents that are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to Marilyn Buseman Dreyer, Chief Financial Officer, Western Water Company, 4660 La Jolla Village Drive, Suite 825, San Diego, California 92122. Telephone requests may be directed to Ms. Dreyer at (619) 535-9282.

                                       2.

                                   THE COMPANY

            Western Water Company (the "Company") is engaged in (i) a broad range of activities related to the identification, acquisition, ownership, development, transfer and sale of water and water rights primarily in the Western United States and (ii) in the sale of real estate properties acquired in connection with the Company's water supply business activities. The Company, directly and indirectly, owns a diverse portfolio of water rights and real estate interests in California, Colorado and Nevada. The Company's plan is to develop and package its own water and water rights for sale to municipalities and other water users and to provide a variety of water-related services to unaffiliated owners of water rights. Such services include identifying, developing, marketing, transporting, distributing and selling water or water rights that are owned by the unaffiliated owners. In addition, the Company's plan is to resell the real estate interests that it owns and occasionally acquires in connection with its acquisition of water interests.

            The principal California water interests owned by the Company consist of (i) certain riparian and appropriative water rights, together with certain groundwater rights, associated with approximately 9,055 acres of real property (the "Yuba Property") located along the Yuba River in California, (ii) the water rights associated with 2,236 acres of California rice farms and ranches, and (iii) interests owned in various California mutual water companies.

            The principal Colorado water interests owned by the Company consist of the water rights associated with an aggregate of 4,559 acres of undeveloped land and certain other water rights in the Cherry Creek basin. The Cherry Creek basin is the drainage area of Cherry Creek south of Denver, Colorado. The Cherry Creek assets were acquired primarily for the purpose of developing, processing, packaging and selling water and water rights in the Cherry Creek basin (the "Cherry Creek Project"). The Company has filed a plan of augmentation with the Colorado Water Court in order to obtain the right to sell packages of long-term, reliable water resources. In February 1996, the Company entered into an agreement in principle with United Infrastructure Company, a company owned by Bechtel Enterprises, Inc. and Peter Kiewit & Sons, to establish a joint venture company for the purpose of designing, constructing, operating and maintaining the infrastructure that will facilitate delivery of Cherry Creek water to retail as well as wholesale purchasers of the water. The Company believes that this arrangement with United Infrastructure Company will broaden the market for the Company's water by enabling the Company to offer fully integrated water services in Cherry Creek.

            The Company's water interests in Nevada consists of its indirect 35.3% interest in approximately 1.4 million acres of land and related water interests located in the State of Nevada (the "Nevada Property"). As an owner of a 35.3% interest in the Nevada Land and Resource Company LLC (the "Nevada LLC"), the Delaware limited liability company that owns the Nevada Property, the Company also owns an interest in the real estate and water interests owned by the Nevada LLC. In addition to its indirect ownership of the foregoing water interests, the Company also has been retained by the Nevada LLC to develop and market the Nevada LLC's water interests.

            On October 18, 1995, the Company contributed $12,000,000 to the capital of the Nevada LLC and thereby acquired a 35.3% initial percentage interest in the Nevada LLC. Accordingly, the Company will be entitled to a 35.3% interest in all distributions made by the Nevada LLC, which percentage interest is subject to future increase if and when the Nevada LLC has made aggregate distributions to its members equal to 100% of all capital contributions plus certain specified cumulative annual returns on investment. The other member of the Nevada LLC, a joint venture comprised of The Morgan Stanley Real Estate Fund II, L.P. and two affiliates of that real estate partnership, contributed $22,000,000 for its 64.7% percentage interest in the Nevada LLC. The Company and the Morgan Stanley affiliated joint venture jointly manage the Nevada LLC. The Nevada LLC was formed for the sole purpose of acquiring, financing, managing, developing, leasing, selling and otherwise disposing of the real estate and water interests that comprise the Nevada Property. In order to fund the foregoing capital contribution, the Company in September 1995 issued and sold $15,000,000 principal amount of debentures. The purchase price paid by the LLC for the Nevada Property was $44,743,000.

            The principal real estate interests owned by the Company consist of
(i) 2,205 acres of undeveloped land located in the Cherry Creek basin, Colorado,
(ii) a total of approximately 1,602 acres located in Northern California, and
(iii) the Company's interest in the approximately 1.4 million acres of Nevada real estate owned by the Nevada LLC. The real estate owned by the Company in California consists of four rice farms and ranches (adjacent 455-

                                       3.

acre and 744-acre farms, and 225-acre and 136-acre farms and ranches), a total of 42 acres of the 9,055-acre Yuba Property. The Company also owns certain mineral interests and other property rights in a total of 3,018 acres located in California. The Company has sold or exchanged 2,343 acres of the 4,559 acres it owned in the Cherry Creek basin and currently is marketing approximately 1,900 additional acres of its Cherry Creek, Colorado, real estate.

            The Company is currently engaged by The Atchison, Topeka and Santa Fe Railway Company and by Burlington Northern Railroad Company (collectively, "Burlington Santa Fe") to act as Burlington Santa Fe's exclusive agent in California, Arizona, New Mexico, Colorado, Washington and Montana in connection with identifying, developing and marketing water assets owned by Burlington Santa Fe, and to identify and assist in marketing Burlington Santa Fe's Texas water rights, and to advise Burlington Santa Fe in connection with such matters.

            The Company is also involved in the business of effecting water transfers. The Company recently entered into its first agreements to transfer water from Northern California to Southern California.

            On March 28, 1996, the Company issued a 100% stock dividend whereby the Company issued one share of Common Stock for each share of Common Stock then outstanding (the "Stock Dividend"). A 100% stock dividend effectively is the equivalent of a 2-for-1 stock split. All share, per share and other information contained in this Prospectus has been adjusted to reflect the 2-for-1 stock adjustment.

            The Company's principal executive office is located at 4660 La Jolla Village Drive, Suite 825, San Diego, California 92122. Its telephone number is
(619) 535-9282. Unless the context requires otherwise, references to the "Company" in this report include YG Procyon Corporation, its wholly-owned subsidiary, and YG Rice Farms, L.P., a California limited partnership directly and indirectly wholly owned and controlled by the Company. On September 18, 1992, the Company changed its name from "YG Development Company" to "Western Water Company," and on March 23, 1994, the Company changed its state of incorporation from California to Delaware.

                                       4.

                                  RISK FACTORS

            The securities offered hereby are speculative in nature, involve a high degree of risk, and should not be purchased by any investor who cannot afford the loss of his entire investment. Prior to making an investment decision with respect to the securities offered hereby, prospective investors should carefully consider, along with the other matters discussed in this Prospectus, the following risk factors:

            LIMITED HISTORY OF OPERATIONS IN PRINCIPAL BUSINESS. To date, the Company's activities have primarily consisted of (i) acquiring its various water rights and related assets, (ii) raising capital to fund both the cost of such acquisitions and its working capital needs, and (iii) developing its water rights. Although the Company operates in two business segments (water rights activities and its real estate development and disposition activities), the Company anticipates that a majority of its revenues in the future will be derived from its water rights activities. However, the Company only generated $974,000 and $207,000 of revenues from its water rights activities during the fiscal years ended March 31, 1996 and March 31, 1995, respectively, and only generated $65,000 of revenues from its water rights activities during the fiscal quarter ended June 30, 1996. Accordingly, the Company does not have an established record of water rights transactions. To date, the Company's administrative and interest expenses have exceeded its on-going revenues from its water and water rights development and disposition business, and the majority of its operating revenues have been derived from the sale of the Company's real estate assets. No assurance can be given that the Company will continue to be able to profitably resell its remaining real estate holdings in the future or that it will be able to successfully develop, package and sell water rights.

            UNCERTAINTY OF FUTURE REAL ESTATE REVENUES. During the past two fiscal years, revenues from the disposition of real estate have constituted approximately 80% and 92%, respectively, of the Company's total revenues. Accordingly, until the Company completes its water development activities and derives revenues from the sale or other disposition of its water resources, the Company's ability to generate revenues will continue to be dependent primarily on its ability to sell its real estate holdings. To date, the Company's real estate sales efforts in Colorado have benefitted from a strong demand for real estate in the Cherry Creek basin. No assurance can, however, be given that the current market conditions in the Cherry Creek market will continue or that the Company will be able to profitably resell its real estate assets in the future. The Company did not consummate any real estate sales for the fiscal quarter ended June 30, 1996 and, accordingly, derived no revenues from its real estate activities during that fiscal quarter. The Company's ability to sell its Colorado and California real estate properties will also be dependent on general economic conditions, on interest rates, and on the location and particular characteristics of the properties offered for sale. The Company also has a significant economic interest in the Nevada LLC and in that company's real estate holdings. Revenues derived from the development and sales of the Nevada Properties will, to a large extent, be dependent upon the ability of the Nevada LLC to successfully develop, market and sell the Nevada LLC's real estate holdings. To date, the Nevada LLC has not yet consummated a material sale of its real estate holdings.

            UNCERTAINTY OF FUTURE WATER REVENUES. The Company's business plan is twofold: to engage in various water acquisition, transfer, development and sale activities, and to develop and dispose of the real estate that it acquires in connection with the acquisition of water rights. While the Company's current operating revenues have been primarily derived from real estate sales, the Company's long-term future profitability will be primarily dependent on (i) the ability of the Nevada LLC to develop and sell water and water rights, (ii) the Company's ability to sell significant quantities of water from the Yuba Property, and (iii) the Company's ability to develop and sell water or water rights packages as part of the Cherry Creek Project. The Company is currently unable to accurately estimate the amount of developable water contained within the Nevada Property. The Nevada LLC has not, to date, developed or sold any of its water or water rights, and no assurance can be given that the Nevada LLC will be able to develop or sell any water or water rights in the future. Until May 1996, the Company's plan was to permit the Yuba County Water Agency to integrate the Company's Yuba Property water into the Water Agency's conjunctive use plans for developing and marketing water to third parties. The Company's agreement with the Yuba County Water Agency regarding the joint development and marketing of water expired in May 1996, and the Company has not yet finally determined how it plans to commercially exploit its Yuba Property water rights. The Colorado Water Court has rejected the Company's initial plan of authorization based on objections that were filed with the court by the third parties. Although the Company has since received the consent of all but one of the objectors, no assurance can be given that the Colorado Water Court will approve the Company's plan of augmentation in the near future, or ever. Furthermore, while the Company believes that its agreement with United Infrastructure Company will

                                       5.

broaden the market for the Company's Cherry Creek water, the Company has not yet sold a material amount of water or water rights from its Cherry Creek Project, and no assurance can be given that the Company will be able to profitably dispose of its Cherry Creek water rights in the future.

            YUBA PROPERTY TITLE ISSUES. It is possible that owners of adjoining land or land located downstream from the Yuba Property could assert claims to the groundwater adverse to the Company due to possible uncertainties as to the source of water located on or under the Yuba Property and the complexities of water laws. Although the Company believes that its claims would be held to be superior to any claims by other property owners, no assurance can be given that adverse claims, if asserted, would not be sustained.

            ENVIRONMENTAL REGULATION AND RISK. Water leased or sold by the Company may be subject to regulation as to quality by the United States Environmental Protection Agency (the "EPA") acting pursuant to the Federal Safe Drinking Water Act (the "US Act"). In California, the responsibility for enforcing the US Act is delegated to the California Department of Health Services (the "Health Department") and to the Resources Board acting pursuant to the California Safe Drinking Water Act (the "Cal Act"). The US Act provides for the establishment of uniform minimum national water quality standards, as well as governmental authority to specify the type of treatment processes to be used for public drinking water. Moreover, the EPA has an ongoing directive to issue regulations under the US Act and to require disinfection of drinking water, specification of maximum contaminant levels ("MCLS") and filtration of surface water supplies. The Cal Act and the mandate of the Health Department are similar to the US Act and the mandate of the EPA, and in many instances MCLS and other requirements of the Health Department are more restrictive than those promulgated by the EPA.

            Both the EPA and the Health Department have promulgated regulations and other pronouncements which require various testing and sampling of water and inspections by producers which set MCLS for numerous contaminants. Since the Company does not intend to sell water directly to the consumers, these standards only affect the water agencies that may buy or lease the Company's water. While environmental regulations do not directly affect the Company, the regulations regarding the quality of water distributed affects the Company's intended customers and may, therefore, depending on the quality of the Company's water, impact the price and terms upon which the Company may in future sell its water or water rights.

            Under various federal, state and local laws, regulations and ordinances (collectively, "Environmental Laws"), an owner or operator of real estate interests may be liable for the costs of cleaning up, as well as certain damages resulting from, past or present spills, disposals or other releases of hazardous or toxic substances or wastes on, in or from a property. Certain Environmental Laws including the federal Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") and Resource Conservation and Recovery Act ("RCRA"), impose such liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances or wastes at or from the property. The presence of such substances or wastes, or the failure to properly remediate any resulting contamination, also may adversely affect the owner's or operator's ability to sell, lease, or operate its property or to borrow using its property as collateral. Although the Company is not aware of any such environmental contamination on any of its real estate holdings or on any locations adjacent to its holdings, there can be no assurance that such environmental contamination does not exist.

            VOLATILE MARKET FOR COMMON STOCK. There has been significant volatility in the market for the Company's Common Stock. Since April 1, 1995 (the beginning of the fiscal year ended March 31, 1996), the daily closing sales prices of the Common Stock have ranged from $10.125 to $23.25 per share. The trading price of the Common Stock has fluctuated widely, and it may be subject to similar future fluctuations in response to quarter-to-quarter variations in the Company's operating results, Company announcements regarding acquisitions or dispositions of properties, and variations in the stock market indices in general.

            ANTI-TAKEOVER EFFECT OF CHARTER AND BYLAW PROVISIONS. The Company's Certificate of Incorporation and Bylaws contain certain provisions that may discourage attempts to acquire control of the Company that are not negotiated with the Company's Board of Directors. These provisions may have the effect of discouraging takeover attempts that some stockholders might deem to be in their best interests, including takeover proposals in which stockholders might receive a premium for their shares over the then current market price, as well as making it more difficult for individual stockholders or a group of stockholders to elect directors. The Board of Directors believes, however, that these provisions are in the best interests of the Company and its stockholders because such provisions

                                       6.

may encourage potential acquirors to negotiate directly with the Board of Directors which is in the best position to act on behalf of all stockholders. The Certificate of Incorporation provides that the affirmative vote of the holders of at least 66-2/3% of the total voting power of all outstanding securities of the Company then entitled to vote generally in the election of directors, voting together as a single class, is required to amend certain provisions of the Certificate of Incorporation, including among others, those provisions relating to the number, election and term of directors; the removal of directors and the filling of vacancies; and the supermajority voting requirements of the Certificate of Incorporation. These voting requirements will have the effect of making more difficult any amendments, even if a majority of the Company's stockholders believes that such amendment would be in their best interest.

            DIVIDENDS UNLIKELY. The Company has never paid cash dividends on its Common Stock and anticipates that for the foreseeable future all earnings, if any, will be retained for operations and for the development of the Company's assets and business. The Company's ability to pay any dividends is dependent on its financial condition and on Delaware law. Under Delaware law, a corporation is permitted to pay dividends only out of surplus (including paid-in and earned surplus) or out of net profits for the current and immediately preceding fiscal years. Although the Company currently is permitted by Delaware law to make dividend payments, no assurance can be given that the Company will in the future be permitted under Delaware law to pay dividends.

            DEPENDENCE ON KEY PERSONNEL. The success of the Company is largely dependent upon the knowledge, efforts and active participation of Mr. Peter L. Jensen, its President, and Messrs. John H. Huston and Eric R. Robbins, its Vice Presidents. The Company's employment agreements with Messrs. Jensen, Huston and Robbins expire in January, February and November, 1997, respectively. The loss of the services of either Messrs. Jensen, Huston or Robbins could have a material adverse effect on the Company.

            AUTHORIZATION OF PREFERRED STOCK; PROVISIONS AFFECTING CHANGES IN CONTROL. The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue a new series of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the new series of preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any additional shares of its preferred stock, there can be no assurance that the Company will not do so in the future.


                                 USE OF PROCEEDS

            The Company will not receive any of the proceeds from the sale by the Selling Securityholders of any of the Shares offered hereby. The Company will, however, receive $325,640 in the aggregate if all of the Options are exercised. The Company will pay all of the costs of this offering.


                                       7.

                             SELLING SECURITYHOLDERS


            On July 25, 1996, the Company entered into that certain Agreement for Sale of Water Rights and Option to Sell Water Rights (the "Agreement") with Golden West Refining Company, a California corporation ("Golden West"). Pursuant to the Agreement, the Company agreed to purchase from Golden West, and Golden West agreed to sell to the Company the rights to 100 acre feet per year of water located in the Central Water Basin, Los Angeles County, California, for a purchase price of $320,000. In addition, the Agreement grants Golden West the option, but not the obligation, to sell to the Company the water rights to up to an additional 978 acre feet per year of water in the Central Water Basin for a price of $3,200 per acre foot. The option has a term of one year, although Golden West, in its discretion, may terminate the option at any time during the last nine months of the option term. The purchase price paid by the Company for the first 100 acre feet sold under the Agreement was paid in the Shares included in this Prospectus, and the purchase price for all future sales under the Agreement will likewise be paid in shares of Common Stock. The amount of shares to be issued to Golden West was determined, and in the event that the option is exercised by Golden West will in the future be determined, by the average last trading price of the Common Stock as reported by The Nasdaq Stock Market during the 20 trading days immediately preceding the closing date of each sale. The Agreement also contained registration rights provisions that require the Company to register the shares of Common Stock to be issued to Golden West.


            The terms of the foregoing transaction were determined by arm's-length negotiations between the Company and Golden West. Neither Golden West nor its affiliates had or has any material relationship with the Company or its officers, directors or affiliates except as described above.

            The Options consist of (i) options to purchase 10,000 shares of the Common Stock at a price of $13.867 per share, which options were granted on April 1, 1995, and (ii) options to purchase 10,000 shares of the Common Stock at a price of $18.697 per share, which options were granted on April 1, 1996. All of the Options are held by Jay B. Abramson, a director of the Company.

            Of the outstanding shares included in this Prospectus, 6,666 shares are owned by Jeffrey A. Smith. Mr. Smith acquired the 6,666 shares in August 1996 upon the exercise of options granted to him on April 1, 1995 in his capacity as a director of the Company. Mr. Smith resigned as a director of the Company of August 16, 1996.

SELLING SECURITYHOLDERS TABLE

            The following table sets forth as of the date of this Prospectus the number and percent of shares of Common Stock owned by the Selling
Securityholders, the number of shares of Common Stock offered by them, and the number and percent of shares of Common Stock to be held by them after the conclusion of this offering.


                                             Before Offering                                       After Offering
                                       -------------------------                           ------------------------------
                                         Number of                                         Number of
                                          Shares                       Number of            Shares
                     Selling           Beneficially                      Shares          Beneficially
                 Securityholders           Owned         Percent     Being Offered           Owned                Percent
                 ---------------       ------------      -------     -------------       ------------             -------
Golden West Refining Company                16,870             *%          16,870             -0-                         0%

Jay B. Abramson                          1,175,900(1)       14.5%          20,000            1,155,900                 14.2%
Jeffrey A. Smith                           254,966(2)        3.2%           6,666              248,300                  3.1%


- --------------


(1) Consists of 60,000 shares of Common Stock issuable upon exercise of currently exercisable options, 20,000 shares of Common Stock owned directly by Mr. Abramson, 233,600 shares of Common Stock owned by partnerships as to which Mr. Abramson has shared voting power and shared investment power and 862,300 shares over which a corporation, as investment advisor, has shared voting and shared investment power.


                                       8.

(2) Consists of 6,666 shares of Common Stock owned by Mr. Smith, 248,300 shares of Common Stock owned by a corporation of which Mr. Smith is an executive officer and director and therefore has shared voting power and shared investment power over these shares. Mr. Smith disclaims beneficial ownership of the shares held by the foregoing corporation.

*  less than 1%.


                                       9.

                              PLAN OF DISTRIBUTION


            The Selling Securityholders may sell, directly or through brokers, the shares of Common Stock in negotiated transactions or in one or more transactions in the market at the price prevailing at the time of sale. In connection with such sales, the Selling Securityholders and any participating broker may be deemed to be "underwriters" of the shares of Common Stock within the meaning of the Securities Act, although the offering of these securities will not be underwritten by a broker-dealer firm. Sales in the market may be made to broker-dealers making a market in the Common Stock or other broker-dealers, and such broker-dealers, upon their resale of such securities, may be deemed to be "selling securityholders" in this offering. The NASD member firms who make a market in the Company's Common Stock, as most recently reported to the Company by The Nasdaq Stock Market, are Bear Stearns & Co.; L.H. Friend, Weinress & Frankson, Inc.; Dean Witter Reynolds, Inc.; Neuberger & Berman; Herzog, Heine, Geduld, Inc.; Troster Singer Corp.; Mayer & Schweitzer, Inc.; Sherwood Securities Corp.; Fahnestock & Co., Inc.; Everen Securities, Inc.; and Knight Securities L.P. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Securityholders. Pursuant to the terms under which the Shares were sold, the Company has agreed to indemnify Golden West Refining Company against such liabilities as it may incur as a result of any untrue statement of a material fact in the Registration Statement of which this Prospectus forms a part, or any omission herein or therein to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. Such indemnification includes liabilities that the Golden West Refining Company may incur under the Securities Act.

            The Company will bear all costs and expenses of the registration under the Securities Act and certain state securities laws of the Common Stock, other than fees of counsel (if any) for the Selling Securityholders and any discounts or commissions payable with respect to sales of such securities.

            From time to time this Prospectus will be supplemented and amended as required by the Securities Act. During any time when a supplement or amendment is so required, the Selling Securityholders are required to cease sales until the Prospectus has been supplemented or amended.

            The Company has informed the Selling Securityholders that the antimanipulation provisions of Rules 10b-6 and 10b-7 under the Securities Exchange Act of 1934 may apply to their sales of the Shares and has furnished the Selling Securityholders with a copy of these rules, as well as a copy of certain interpretations thereof by the Commission. The Company also has advised the Selling Securityholders of the requirement for delivery of this Prospectus in connection with any sale of the Shares.


                                  LEGAL MATTERS

            The validity of the securities offered hereby has been passed upon by Troy & Gould Professional Corporation, Los Angeles, California. Troy & Gould Professional Corporation owns 47,686 shares of Common Stock.

                                     EXPERTS

            The audited consolidated financial statements contained in the Annual Report on Form 10-K of Western Water Company for the year ended March 31, 1996 and incorporated in this Prospectus by reference, have been so incorporated in reliance on the reports of Harlan & Boettger, independent public accountants, given on the authority of said firm as experts in auditing and accounting.

                                       10.

            No dealer, salesman or other person has been authorized to give any information or make any representations, other than those contained in this Prospectus, in connection with the offering hereby, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Selling Securityholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person in any State or other jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the facts herein set forth since the date hereof.

                                 ---------------


                                TABLE OF CONTENTS

                                                          Page
Available Information...................................    2
Incorporation of Certain
  Documents by Reference................................    2
The Company.............................................    3
Risk Factors............................................    5
Use of Proceeds.........................................    7
Selling Securityholders.................................    8
Plan of Distribution.....................................  10
Legal Matters...........................................   10
Experts.................................................   10





                         43,536 Shares of Common Stock




                             WESTERN WATER COMPANY



                                  ------------

                                   PROSPECTUS

                                  ------------



                               September 27, 1996

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

            The Company estimates that expenses in connection with the distribution described in this Registration Statement will be as follows. All expenses incurred with respect to the distribution will be paid by the Company.

            SEC registration fee......................................          $   310
            Accounting fees and expenses..............................            3,000
            Legal fees and expenses...................................            6,000
            Miscellaneous.............................................              690
                                                                                -------
               Total..................................................          $10,000
                                                                                =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

            Pursuant to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "GCL"), the Certificate of Incorporation of the Company eliminates the liability of the Company's directors to the Company or its stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith, and certain other liabilities.

            The Certificate of Incorporation, and the Bylaws of the Company provide for the indemnification of directors and officers to the fullest extent permitted by the GCL.

            Section 145 of the GCL authorizes indemnification when a person is made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as a director, officer, employee or agent of another enterprise, at the request of the corporation, and if such person acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, he or she may be indemnified for expenses incurred and amounts paid in such proceeding if actually and reasonably incurred by him or her in connection therewith.

            If such a proceeding is brought by or on behalf of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. There can be no indemnification with respect to any manner as to which such person is adjudged to be liable to the corporation; however, a court may, even in such case, allow such indemnification to such person for such expenses as the court deems proper. Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases, indemnification is made by the corporation upon determination by it that indemnification of such person is proper because such person has met the applicable standard of conduct.


            The registration rights agreement between the Company and Golden West Refining Company provides that the Company shall indemnify Golden West Refining Company, and the Selling Securityholders shall indemnify the Company and the officers and directors of the Company, for certain liabilities, including certain liabilities under the Securities Act.

                                       (i)

ITEM 16.  EXHIBITS

4.1         Form of Common Stock certificate.(1)

5.1         Opinion of Troy & Gould Professional Corporation.(2)

23.1        Consent of Harlan & Boettger

23.2        Consent of Troy & Gould Professional Corporation (contained in
            Exhibit 5.1).

99 Agreement for Sale of Water Rights and Option to Sell Water Rights, dated July 25, 1996, between the Company and Golden West.(2)
- ------------------

(1) Previously filed as Exhibit 4.1 to the Company's Form 10 filed August 9, 1990, (and incorporated herein by reference).
(2)         Previously filed as an exhibit to this Registration Statement.



ITEM 17.  UNDERTAKINGS

            (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

            (b) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) The undersigned registrant hereby undertakes:

                        (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement.

                                    (i) To include any prospectus required by
                                        Section 10(a)(3) of the Securities Act;

                                    (ii) To reflect in the prospectus any facts
                                        or events arising after the effective
                                        date of this Registration Statement (or
                                        the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                                    (iii) To include any material information
                                        with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;




                                      (ii)
provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3, and the information required to be included in a post-effective amendment is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                        (2) That, for the purpose of determining any liability under the Securities Act, each post- effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                      (iii)

                                   SIGNATURES


            Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California, on September 25, 1996.


                                       WESTERN WATER COMPANY

                                       By /s/ PETER L. JENSEN
                                         --------------------------------------
                                          Peter L. Jensen, President


            Pursuant to the requirements of the Securities Act of 1933, Amendment No. 1 to this Registration Statement has been signed by the following person in the capacities and on the dates indicated.



      Signature                             Title                                   Date
      ---------                             -----                                   ----
/s/ PETER L. JENSEN              Director, President and Chief               September 25, 1996
- -----------------------------    Executive Officer (Principal)
Peter L. Jensen                  Executive Officer)

/s/ MARILYN B. DREYER            Chief Financial Officer and                 September 25, 1996
- -----------------------------    Secretary (Principal Financial
Marilyn Buseman Dreyer           and Accounting Officer)

/s/ JOHN H. HUSTON               Director, Vice President                    September 25, 1996
- -----------------------------
John H. Huston

/s/ JAY B. ABRAMSON              Director                                    September 25, 1996
- -----------------------------
Jay B. Abramson

                                  EXHIBIT INDEX

                                                                           Sequentially
Exhibit                                                                      Numbered
  No.                     Description                                          Page
- -------                   -----------                                      ------------
   4.1    Form of Common Stock certificate.(1)

   5.1    Opinion of Troy & Gould Professional Corporation.(2)

  23.1    Consent of Harlan & Boettger.

  23.2    Consent of Troy & Gould Professional Corporation (contained in
          Exhibit 5.1).

    99    Agreement for Sale of Water Rights and Option to Sell Water
          Rights, dated July 25, 1996, between the Company and Golden
          West.(2)

- --------------

(1) Previously filed as Exhibit 4.1 to the Company's Form 10 filed August 9, 1990, (and incorporated herein by reference).

(2) Previously filed as an exhibit to this Registration Statement.